                                                    ---------------------------
                                                             OMB APPROVAL
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--------                                            OMB Number:       3235-0104
 FORM 3                                             Expires: September 30, 1998
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                                                    hours per response..... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    APARTMENT INVESTMENT AND MANAGEMENT       (Month/Day/Year)                                                  (Month/Day/Year)
    COMPANY                                                                 DAVIDSON DIVERSIFIED REAL ESTATE
                                                                            III, L.P. (NO TRADING SYMBOL)
----------------------------------------      9/16/99                    ------------------------------------   N/A
     (Last)     (First)     (Middle)                                     5. Relationship of Reporting        -----------------------
1873 South Bellaire Street, 17th Floor     ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                      Form filed by
    DENVER      COLORADO     80222            (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
    (City)      (State)      (Zip)         ----------------------------  (give title below)                      x  Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:    4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or         Beneficial
                                                 (Instr. 4)                      Indirect (I)          Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 LIMITED PARTNERSHIP UNITS                    103.5                           I                     BY AIMCO PROPERTIES, L.P.(1)
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 LIMITED PARTNERSHIP UNITS                    33.3                            I                     BY INSIGNIA PROPERTIES, L.P.(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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None
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Explanation of Responses:

(1) These Units are directly owned by AIMCO Properties, L.P. ("AIMCO OP"),which is a joint filer with AIMCO-GP, Inc. ("AIMCO-GP")
and Apartment Investment and Management Company ("AIMCO") for purposes of Section 13(d) of the Exchange Act, AIMCO-GP is the sole general partner of AIMCO Properties, L.P. and a wholly-owned subsidiary of AIMCO.

(2) These Units are directly owned by Insignia Properties, L.P. ("IPLP"), which is a joint filer with AIMCO/IPT, Inc. ("AIMCO/IPT")
and AIMCO for purposes of Section 13(d) of the Exchange Act. AIMCO/IPT is the sole general partner of IPLP and a wholly-owned subsidiary of AIMCO.
                                                                                /s/ Patrick J. Foye               September 24, 1999
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person        Date
                                                                              Apartment Investment and Management
                                                                                Company
                                                                              By:  Patrick J. Foye
                                                                                   Executive Vice President

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 1473 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            Joint Filer Information


Name:                      AIMCO-GP, Inc.

Address:                   1873 South Bellaire Street, 17th Floor
                           Denver, CO 80222

Designated Filer:          Apartment Investment and Management Company

Issuer & Ticker Symbol:    Davidson Diversified Real Estate III, L.P. (No
                           trading symbol)

Date of Event
Requiring Statement:       9/16/99



Signature:                 /s/ Patrick J. Foye
                           -------------------------------------------
                           Patrick J. Foye
                           Executive Vice President
                           AIMCO-GP, Inc.



                               Page 3 of 4 Pages

                             Joint Filer Information


Name:                      AIMCO Properties, L.P.

Address:                   1873 South Bellaire Street, 17th Floor
                           Denver, CO 80222

Designated Filer:          Apartment Investment and Management Company

Issuer & Ticker Symbol:    Davidson Diversified Real Estate III, L.P. (No
                           trading symbol)

Date of Event
Requiring Statement:       9/16/99



Signature:                 /s/ Patrick J. Foye
                           -------------------------------------------
                           Patrick J. Foye
                           Executive Vice President
                           AIMCO Properties, L.P.



                               Page 4 of 4 Pages